FOR IMMEDIATE RELEASE


Allegheny Energy, Inc. Reports First Quarter Earnings

Hagerstown, Md., April 26, 2000 - Allegheny Energy, Inc. (NYSE: AYE) today reported first quarter 2000 earnings of $86.4 million ($.78 per share), excluding an extraordinary charge of $70.5 million ($.64 per share). First quarter earnings for 1999 were $97.8 million ($.80 per share). The extraordinary charge reflects a write-off of costs determined to be unrecoverable as a result of West Virginia legislation requiring deregulation of electric generation. As a result of the write-off, net earnings for the first quarter were $15.9 million ($.14 per share).

According to Michael P. Morrell, Senior Vice President and Chief Financial Officer, the move to customer choice in West Virginia and the Company's related write-off pave the way for the transfer of the last major portion of the Company's generating assets to the year-old Allegheny Energy Supply Company (Genco) and also for the Company to move past the uncertainty of the deregulation process.

"With the deregulation of West Virginia, Allegheny Energy will have 92 percent of its low-cost generation freed from rate regulation. This is very positive news, because the benefits from our increased sales of energy into deregulated markets will flow directly to our shareholders," according to Morrell. "We also have put the uncertainty of deregulation behind us and are positioned as a key competitor in new growth markets."

Morrell added, "The quarter also marked notable revenue growth for the Company of 26 percent or $177 million. This growth was primarily a result of greater non-regulated revenues which increased by 150 percent over the first quarter of 1999. Allegheny Energy continues to add to shareholder value through our unregulated businesses."

First quarter earnings per share, excluding the extraordinary charge, were affected by unplanned generating plant outages, which caused the Company to make purchases of higher-priced power on the open energy market, and substantially warmer than normal weather. The adverse effect on revenues due to weather was partially offset by revenues and earnings from the Company's newly acquired subsidiary, West Virginia Power, and lower depreciation expense.

Excluding the extraordinary charge and other charges as shown on the following chart, earnings for the twelve months ended March 31, 2000, were $295.8 million ($2.61 per share), compared to $306.3 million ($2.50 per share) for the twelve months ended March 31, 1999. The increase in earnings per share was due to the Company's 1999 stock repurchase program and lower depreciation expense.

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Per share earnings for the comparable 2000 and 1999 periods are:




                                                    First Quarter           12 Months Ended March
                                                  2000         1999           2000        1999
Earnings before extraordinary
  and other charges                               $  .78       $  .80         $   2.61    $ 2.50
Extraordinary charges for West Virginia,
   Maryland, and Pennsylvania restructuring       (  .64)                      (   .77)  (  2.25)
Extraordinary charge for retired debt                                          (   .09)
DQE merger-related costs                                                       (   .10)
Cancelled pumped-storage project                                               (   .09)
Pennsylvania settlement costs                                                            (   .19)
    Reported earnings                             $  .14       $  .80         $   1.56    $  .06



The 2000 extraordinary charge of $70.5 million ($.64 per share) reflects write-offs by the Company's West Virginia subsidiaries as a result of the West Virginia legislation. The extraordinary charges for the twelve months ended March 31, 1999, and the Pennsylvania settlement costs reflect 1998 write-offs by the Company's Pennsylvania subsidiary of costs determined to be unrecoverable due to deregulation proceedings in that state. The first quarter 2000 write-off is shown below:

                                           Millions of Dollars
                                       Gross           Net-of-Tax

 Unrecoverable regulatory assets      $  60.0            $  36.2
 Rate stabilization obligation           56.7               34.3
       2000 extraordinary charges      $116.7            $  70.5


Allegheny Energy was very active during the first quarter of 2000 on a variety of fronts aimed at increasing revenue and enhancing shareholder value. The following are some of our milestones:

* Expanding Our Generation Fleet

In February, Allegheny Energy Supply Company, our unregulated energy supply business, announced plans to further increase our generating capacity with the installation of five gas combustion turbines with a combined capacity of 220 megawatts (MW) at various sites throughout Pennsylvania. We are also moving forward with plans to add a 540-MW combined cycle generating plant at Springdale, Pa.

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* Growing Through Non-Regulated Ventures

Several new initiatives announced by Allegheny Communications Connect (ACC), our telecommunications subsidiary, will enable us to leverage our growing, low-cost fiber optic network and offer value-added services to consumers. ACC's recent activities include:

- partnering with BroadbandNOW, Inc. to offer high-speed internet access and multimedia content to retail customers in small- and mid-sized markets;
- joining with five other energy and telecommunications companies to create America's Fiber Network, a super-regional, high-speed fiber optics company that will market its fiber capacity to wholesale providers; and
- participating in a consortium that has been selected to build an advanced information technology infrastructure and provide state-of-the-art telecommunications services for the Commonwealth of Pennsylvania.

* Ranked Among the Nation's Top Companies

Allegheny Energy has been ranked among the nation's top companies in several national reports. Allegheny Power, our energy delivery business, has received national recognition for outstanding customer service in a major independent survey of business customer satisfaction. Allegheny Power was ranked second in the Eastern Region and ninth in the U.S. for customer satisfaction among mid-sized businesses.

In addition, Allegheny Energy was named to this year's Fortune 1000, placing 529th overall and 40th in the gas and electric utilities group, and was ranked 485th on the Forbes 500 list.

* Allegheny Energy Employees Help Preserve the Environment

In April, more than 800 Allegheny Energy employees, family members, and friends participated in our Earth Day 2000 Tire Collection Project. Volunteers collected nearly 27,000 tires for recycling that had been improperly discarded in streams and along roadsides in communities throughout our service area.

* Growing Through Customer Choice

West Virginia became the final state in our franchised service area to adopt legislation that will give customers the option of choosing their electricity provider. The new law also enables us to transfer our West Virginia generating assets to Allegheny Energy Supply Company, increasing our ability to compete on a larger scale and grow earnings.


Allegheny Energy, Inc. is a diversified energy company headquartered in Hagerstown, Md. The Allegheny Energy family includes Allegheny Power, which delivers electric energy and natural gas to about three million people in parts of Maryland, Ohio, Pennsylvania, Virginia, and West Virginia; Allegheny Energy Supply Company, LLC, which operates and markets competitive retail and wholesale electric generation and operates regulated electric generation for its affiliates; and Allegheny Ventures, which actively invests in and develops telecommunications and energy-related projects. For more information, visit our web site at www.alleghenyenergy.com.


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